Filed Pursuant to Rule 424(b) (3)
                                                   Registration No. 333-115624


                               Synergy Brands Inc.
                             1175 Walt Whitman Road
                               Melville, NY 11747
                                 (516)-714-8200


                  Prospectus Supplement Dated June 14, 2005

On May 19, 2004 Synergy Brands Inc. (the "Company") filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-3 to register securities made the subject of a Secured Convertible Term Note dated April 2 , 2004 provided by the Company as debtor to Laurus Master Funds, Ltd. as holder, pursuant to and as provided in a Securities Purchase Agreement dated contemporaneous thereto and all as further described in the Prospectus made a part of the referenced Form S-3 Registration Statement which related to 400,000 shares of the Company's Common Stock $.001 par value, as the maximum amount of the Company's Common Stock potentially to issue on conversion of the debt due on repayment of referenced Secured Convertible Term Note.

A Prospectus Supplement relating to the aforesaid S-3 Registration Statement was filed pursuant to Rule 424(b) disclosing a lessening of the conversion price on the debt made subject of such S-3 filing, which supplement was filed February 18, 2005.

Effective June 21, 2005 the Company and Laurus Master Funds, Ltd. entered a further Amendment Agreement relating and directed to the aforementioned Secured Convertible Term Note which effectively further lowered the conversion price as to the debt made the subject of such Note to $3.00 per share. In connection with such amendment the Company agreed to file a Rule 424(b) supplement to its registration statement of Form S-3

This supplement should be read in conjunction with the prospectus made part of the registration statement on Form S-3 on file with the SEC in relation to the underlying Secured Convertible Term Note aforementioned herein, the stock into which such Note may be converted being the focus of such registration statement and this supplement being filed to notify of the further reduction in the per share conversion price for such Note. This supplement is qualified by reference to the aforesaid prospectus, except to the extent information in this supplement updates or supercedes the information contained in the prospectus.

The date of this Prospectus Supplement in June 21, 2005